Exhibit 99.1

Prestige Brands Holdings, Inc. Reacts to Unsolicited Non-Binding Highly-Conditional Letter from Genomma Lab

Irvington, NY- February 21, 2012--Prestige Brands Holdings, Inc. (NYSE - PBH) today confirmed that it is in receipt of a non-binding letter from Genomma Lab Internacional, S.A.B. de C.V. proposing to acquire all outstanding common shares of Prestige Brands at a price of $16.60 per share in cash. Consistent with its fiduciary duties to act in the best interests of Prestige Brands and its stockholders, and in consultation with its independent financial and legal advisors, the board of directors of the Company will review the Genomma Lab letter and respond in due course.

The “offer” described in the letter is highly conditional, requiring, among other things, due diligence, significant financing and Genomma Lab shareholder approval. Given the extensive conditionality, combined with the absence of detail and the expressed preference for a negotiated transaction, we are puzzled by Genomma Lab’s decision to go public without any attempt to first engage in discussions with, or make a proposal to, the board of directors of Prestige Brands. The Company advises shareholders that they need not take any action at this time in response to Genomma Lab’s letter.

About Prestige Brands Holdings, Inc.

The Company markets and distributes brand name over-the-counter and household cleaning products throughout the U.S., Canada, and certain international markets. Core brands now include Chloraseptic® sore throat treatments, Clear Eyes® eye care products, Compound W® wart treatments, The Doctor's® NightGuard® dental protector, the Little Remedies® and PediaCare® lines of pediatric over-the-counter products, Efferdent® denture care products, Luden's® throat drops, Dramamine® motion sickness treatment, BC® and Goody's® analgesics, Gaviscon® antacid and Beano® gas treatment.

Note Regarding Forward-Looking Statements

This news release contains "forward-looking statements" within the meaning of the federal securities laws that are intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" generally can be identified by the use of forward-looking terminology such as "assumptions," "target," "guidance," "outlook," "plans," "projection," "may," "will," "would," "expect," "intend," "estimate," "anticipate," "believe, "potential," or "continue" (or the negative or other derivatives of each of these terms) or similar terminology. Forward-looking statements in this news release include, without limitation, statements regarding a possible offer or transaction involving the company. These statements are based on management's estimates and assumptions with respect to future events and are believed to be reasonable, although they are inherently uncertain and difficult to predict. Actual results could differ materially from those expected as a result of a variety of factors. A discussion of factors that could cause results to vary is included in the Company's Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.

Contact: Dean Siegal
914-524-6819